Exhibit 10.2

FEDERAL DEPOSIT INSURANCE CORPORATION

WASHINGTON, D.C.

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In the Matter of	)	CONSENT ORDER
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VILLAGE BANK	)
MIDLOTHIAN, VIRGINIA	)	FDIC-11-417b
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(INSURED STATE NONMEMBER BANK))
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The Federal Deposit Insurance Corporation (“FDIC”) is the appropriate Federal banking agency for Village Bank, Midlothian, Virginia, (“Bank”), under section 3(q) of the Federal Deposit Insurance Act (“Act”), 12 U.S.C. § 1813(q).

The Bank, by and through its duly elected and acting Board of Directors (“Board”), has executed a “STIPULATION AND CONSENT TO THE ISSUANCE OF A CONSENT ORDER” (“CONSENT AGREEMENT”), dated January 31, 2012, that is accepted by the FDIC and the Virginia Bureau of Financial Institutions (“Bureau”). The Bureau may issue an order pursuant to the provisions of Va. Code Ann. Section 6.2-906 (2010). With the CONSENT AGREEMENT, the Bank has consented, without admitting or denying any charges of unsafe or unsound banking practices or violations of law or regulation relating to weaknesses in asset quality, management, earnings, capital, liquidity, sensitivity to market risk, to the issuance of this Consent Order (“ORDER”) by the FDIC and the Bureau.

Having determined that the requirements for issuance of an order under section 8(b) of the Act, 12 U.S.C. § 1818(b) and section 6.2-906 of the Virginia Code have been satisfied, the FDIC and the Bureau hereby order that:

BOARD OF DIRECTORS

1. (a) As of the effective date of this ORDER, the Board shall increase its participation in the affairs of the Bank, assuming full responsibility for the approval of sound policies and objectives and for the supervision of all of the Bank’s activities, consistent with the role and expertise commonly expected for directors of banks of comparable size. This participation shall include meetings to be held no less frequently than monthly at which, at a minimum, the following areas shall be reviewed and approved: reports of income and expenses; new, overdue, renewal, insider, charged off, and recovered loans; investment activity; adoption or modification of operating policies; individual committee reports; audit reports; internal control reviews including management’s responses; and compliance with this ORDER. Board meeting minutes shall document these reviews and approvals, including the names of any dissenting directors.

(b) Within 30 days from the effective date of this ORDER, the Board shall establish a Board committee (“Directors’ Committee”), consisting of at least five members, to oversee the Bank’s compliance with this ORDER. At least three of the members of such committee shall be directors not employed in any capacity by the Bank other than as a director. The Directors’ Committee shall formulate and review monthly reports detailing the Bank’s actions with respect to compliance with this ORDER. The Directors’ Committee shall present a report to the Board at each regularly scheduled Board meeting, and such report shall detail the Bank’s adherence to this ORDER. Such report shall be recorded in the appropriate Board meeting minutes and shall be retained in the Bank’s records. Establishment of this committee does not in any way diminish the responsibility of the entire Board to ensure compliance with the provisions of this ORDER.

(c) Within 30 days from the effective date of this ORDER, the Board shall designate a directors’ committee to review and approve loans, with such committee being structured so that a majority of its members are directors who are not actively involved in the Bank’s lending activities.

MANAGEMENT

2. (a) Within 90 days from the effective date of this ORDER, the Bank shall have and retain qualified management with the qualifications and experience commensurate with assigned duties and responsibilities at the Bank. Each member of management shall be provided appropriate written authority from the Board to implement the provisions of this ORDER. At a minimum, management shall include the following:

(i) A chief executive officer with proven ability in managing a bank of comparable size and in effectively implementing lending, investment, and operating policies in accordance with safe and sound banking practices;

(ii) A senior lending officer with a significant amount of appropriate lending, collection, and loan supervision experience, and experience in upgrading a low quality loan portfolio; and

(iii) A chief operating officer with a significant amount of appropriate experience in managing the operations of a bank of similar size and complexity in accordance with sound banking practices.

(b) The qualifications of management shall be assessed on its ability to:

(i) Comply with the requirements of this ORDER;

(ii) Operate the Bank in a safe and sound manner;

(iii) Comply with applicable laws and regulations; and

(iv) Restore all aspects of the Bank to a safe and sound condition, including, but not limited to, asset quality, capital adequacy, earnings, management effectiveness, risk management, liquidity, and sensitivity to market risk.

(c) During the life of this ORDER, the Bank shall notify the Supervisory Authorities of the FDIC’s Atlanta Regional Office (“Regional Director”) and the Bureau (collectively “Supervisory Authorities”), in writing, of the resignation or termination of any of the Bank’s directors or senior executive officers. Prior to the addition of any individual to the Board or the employment of any individual as a senior executive officer, the Bank shall comply with the requirements of section 32 of the Act, 12 U.S.C. § 1831i, 12 C.F.R. §§ 303.100-303.104 . If the Supervisory Authorities issues a notice of disapproval pursuant to 12 U.S.C. § 1831i, with respect to the proposed individual, then such individual may not be added to the Board or employed by the Bank.

(d) Within 30 days from the effective date of this ORDER, the Bank shall retain a bank consultant who will develop a written analysis and assessment of the Bank’s management and staffing needs (“Management Report”) for the purpose of providing qualified management for the Bank. The Management Report shall be developed within 90 days from the effective date of this ORDER and shall include, at a minimum:

(i) Identification of both the type and number of officer positions needed to properly manage and supervise the affairs of the Bank;

(ii) Identification and establishment of such Bank committees as are needed to provide guidance and oversight to active management;

(iii) Written evaluation of all senior executive officers to determine whether such individuals possess the ability, experience and other qualifications required to perform present and anticipated duties, including, but not limited to, adherence to the Bank’s established policies and practices, restoration of the Bank to a safe and sound condition, and maintenance of the Bank in a safe and sound condition thereafter;

(iv) Evaluation of all Bank officers’ compensation, including salaries, director fees, and other benefits;

(v) A plan to recruit and hire any additional or replacement personnel with the requisite ability, experience and other qualifications to fill those officer or staff member positions consistent with the needs identified in the Management Report;

(vi) Incorporate a plan to provide necessary training and development for all employees;

(vii) Establish procedures to periodically review and update the Management Report, as well as periodically review and assess the performance of each officer and staff member;

(viii) Contain a current management succession plan; and

(ix) An organizational chart.

(e) Within 40 days from the effective date of this ORDER, the Bank shall provide the Supervisory Authorities with a copy of the proposed engagement letter or third party contract for review before it is executed.

(f) The contract or engagement letter, at a minimum, shall include:

(i) A description of the work to be performed under the contract or engagement letter, the fees for each significant element of the engagement, and the aggregate fee;

(ii) The responsibilities of the firm or individual;

(iii) An identification of the professional standards covering the work to be performed;

(iv) Identification of the specific procedures to be used when carrying out the work to be performed;

(v) The qualifications of the employee(s) who will perform the work;

(vi) The time frame for completion of the work;

(vii) Any restrictions on the use of the reported findings;

(viii) A provision for unrestricted examiner access to work papers; and

(ix) A certification that the neither firm, nor any individual involved in the work to be performed, is affiliated in any manner with the Bank.

(g) Within 30 days from receipt of the Management Report, the Bank shall formulate a written plan (“Management Plan”) that incorporates the findings of the Management Report, a plan of action in response to each recommendation contained in the Management Report, and a time frame for completing each action. At a minimum, the Management Plan shall:

(i) Contain a recitation of the recommendations included in the Management Report;

(ii) Incorporate a plan to provide necessary training and development for all employees;

(iii) Establish procedures to periodically review and update the Management Plan, as well as periodically review and assess the performance of each officer and staff member; and

(iv) Contain a current management succession plan.

(h) Such Management Plan and its implementation shall be satisfactory to the Supervisory Authorities at the initial review and at subsequent examinations or visitations.

CAPITAL

3. (a) Within 90 days from the effective date of this ORDER and during the life of this ORDER, the Bank shall have Tier 1 Capital in such amount as to equal or exceed 8 percent of its Total Assets, and shall have Total Risk-Based Capital in such an amount as to equal or exceed 11 percent of the Bank’s total risk-weighted assets.

(b) The level of Tier 1 Capital to be maintained during the life of this ORDER pursuant to this paragraph shall be in addition to a fully funded allowance for loan and lease losses (“ALLL”), the adequacy of which shall be satisfactory to the Supervisory Authorities as determined at subsequent examinations and/or visitations.

(c) Within 90 days from the effective date of this ORDER, the Bank shall submit to the Supervisory Authorities a written capital plan. Such capital plan shall detail the steps that the Bank shall take to achieve and maintain the capital requirements set forth in this ORDER. In developing the capital plan, the Bank shall take into consideration:

(i) The volume of the Bank’s adversely classified assets;

(ii) The nature and level of the Bank’s asset concentrations;

(iii) The adequacy of the Bank’s ALLL;

(iv) The anticipated level of retained earnings;

(v) Anticipated and contingent liquidity needs; and

(vi) The source and timing of additional funds to fulfill future capital needs.

(d) In addition, the capital plan must include a contingency plan in the event that the Bank has failed to:

(i) Maintain the minimum capital ratios required by this paragraph;

(ii) Submit an acceptable capital plan as required by this paragraph; or

(iii) Implement or adhere to a capital plan to which the Supervisory Authorities has taken no written objection pursuant to this paragraph.

(e) The contingency plan shall include a plan to sell or merge the Bank. The Bank shall implement the contingency plan upon written notice from the Supervisory Authorities.

(f) Any increase in Tier 1 Capital necessary to meet the requirements of this ORDER may be accomplished by the following:

(i) Sale of common stock;

(ii) Sale of noncumulative perpetual preferred stock;

(iii) Direct contribution of cash by the Board, shareholders, and/or parent holding company;

(iv) Any combination of the above means; or

(v) Any other means acceptable to the Supervisory Authorities.

(g) No increase in Tier 1 Capital that is necessary to meet the requirements of this ORDER may be accomplished through a deduction from the Bank’s ALLL.

(h) If all or part of any necessary increase in Tier 1 Capital required by this ORDER is accomplished by the sale of new securities, the Board shall take all necessary steps to implement a plan for the sale of such additional securities, including the voting of any shares owned or proxies held or controlled by them in favor of the plan. Should the implementation of the plan involve a public distribution of the Bank’s securities (including a distribution limited only to the Bank’s existing shareholders), the Bank shall prepare offering materials fully describing the securities being offered, including an accurate description of the financial condition of the Bank and the circumstances giving rise to the offering, and any other material disclosures necessary to comply with applicable federal securities laws. Prior to the implementation of the plan and, in any event, not less than 15 days prior to the dissemination of such materials, the plan and any materials used in the sale of the securities shall be submitted to the FDIC, Division of Risk Management Supervision, Accounting and Securities Disclosure Section, 550 17th Street, N.W., Room MB-5073, Washington, D.C. 20429 and to the Bureau of Financial Institutions, P.O. Box 640, Richmond, Virginia 23218-0640 for review. Any changes requested to be made in the plan or materials by the FDIC shall be made prior to the dissemination of the plan and materials. If the increase in Tier 1 Capital is provided by the sale of noncumulative perpetual preferred stock, then all terms and conditions of the issue, including but not limited to those terms and conditions relative to interest rate and convertibility factor, shall be presented to the Supervisory Authorities for prior approval.

(i) In complying with the provisions of the Capital paragraph of this ORDER, the Bank shall provide written notice of any planned or existing development, or other changes that are materially different from the information reflected in any offering materials used in connection with the sale of Bank securities, to any subscriber and/or purchaser of the Bank’s securities. The written notice required by this paragraph shall be furnished within 10 days from the date such material development or change was planned or occurred, whichever is earlier, and shall be furnished to every subscriber and/or purchaser of the Bank’s securities who received or was tendered the information contained in the Bank’s original offering materials.

CHARGE-OFF LOSS AND DOUBTFUL

4. (a) Within 10 days from the effective date of this ORDER, the Bank shall eliminate from its books, by charge-off or collection, all assets or portions of assets classified “Loss” and 50 percent of those assets or portions of assets classified “Doubtful” in the Report of Examination dated April 11, 2011, (the “Report”), that have not been previously collected or charged-off. If an asset is classified “Doubtful”, the Bank may, in the alternative, charge-off the amount that is considered uncollectible in accordance with the Bank’s written analysis of loan or lease impairment. Such analysis shall be accomplished in accordance with generally accepted accounting principles, the Federal Financial Institutions Examination Council’s (“FFIEC”) Instructions for Preparation of Consolidated Reports of Condition and Income (FFIEC 031 and 041), http://www.ffiec.gov/, Interagency Statements of Policy on the ALLL, and other applicable regulatory guidance that addresses the adequacy of the Bank’s ALLL. Elimination of any of these assets through proceeds of other loans made by the Bank is not considered collection for purposes of this paragraph.

(b) Additionally, while this ORDER remains in effect, the Bank shall, within 30 days from the receipt of any official Report of Examination of the Bank from the FDIC or the State, eliminate from its books, by collection, charge-off, or other proper entry, the remaining balance of any asset classified “Loss” and 50 percent of those assets classified “Doubtful” unless otherwise approved in writing by the Supervisory Authorities. If an asset is classified “Doubtful”, the Bank may, in the alternative, charge-off the amount that is considered uncollectible in accordance with the Bank’s written analysis of loan or lease impairment.

CLASSIFIED ASSET REDUCTION

5. (a) Within 90 days from the effective date of this ORDER, the Bank shall submit a written plan to the Supervisory Authorities to reduce the remaining assets classified “Doubtful” and “Substandard” in the Report or any future regulatory examination report. The plan shall address each asset so classified with a balance of $250,000 or greater and provide the following:

(i) The name under which the asset is carried on the books of the Bank;

(ii) Type of asset;

(iii) Actions to be taken in order to reduce the classified asset; and

(iv) Timeframes for accomplishing the proposed actions.

(b) The plan shall also include, at a minimum:

(i) A review of the financial position of each such borrower, including the source of repayment, repayment ability, and alternate repayment sources; and

(ii) An appraiser prepared evaluation of the available collateral for each such credit, including possible actions to improve the Bank’s collateral position.

(c) In addition, the Bank’s plan shall contain a schedule detailing the projected reduction of total classified assets on a quarterly basis. Further, the plan shall require the submission of monthly progress reports to the Board and mandate a review by the Board.

(d) The Bank shall present the plan to the Supervisory Authorities for review. Within 30 days from the Supervisory Authorities’ response, the plan, including any requested modifications or amendments, shall be adopted by the Board and the approval shall be recorded in the Board minutes. The Bank shall then immediately implement the plan.

(e) For purposes of the plan, the reduction of adversely classified assets as of April 11, 2011 shall be detailed using quarterly targets expressed as a percentage of the Bank’s Tier 1 Capital plus the Bank’s ALLL and may be accomplished by:

(i) Charge-off;

(ii) Collection;

(iii) Sufficient improvement in the quality of adversely classified assets so as to warrant removing any adverse classification, as determined by the FDIC; and/or

(iv) Increase in the Bank’s Tier 1 Capital.

CONCENTRATIONS OF CREDIT

6. (a) Within 60 days from the effective date of this ORDER, the Bank shall develop and submit for review a written plan for systematically reducing and monitoring the Bank’s Commercial Real Estate (“CRE”) Loans concentration of credit identified in the Report to an amount which is commensurate with the Bank’s business strategy, management expertise, size, and location (“Concentration Reduction Plan”).

(b) The Concentration Reduction Plan shall comply with applicable guidance referenced in Guidance on Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices, FIL-104-2006 (Dec. 12, 2006), and Managing Commercial Real Estate Concentrations in a Challenging Environment, FIL-22-2008 (Mar. 17, 2008). The Concentration Reduction Plan shall include, but not be limited to:

(i) Dollar levels and percent of total capital to which the Bank shall reduce each concentration;

(ii) Timeframes for achieving the reduction in dollar levels in response to the subparagraph, above;

(iii) Provisions for controlling and monitoring of CRE, including plans to address the rationale for CRE levels as they relate to growth and capital targets, segmentation, and testing of the CRE portfolio to detect and limit concentrations with similar risk characteristics; and

(iv) Provisions for the submission of monthly written progress reports to the Board for review and notation in minutes of the Board meetings.

(c) The Concentration Reduction Plan shall be submitted to the Supervisory Authorities for non-objection or comment. Within 30 days from receipt of non-objection or any comments from the Supervisory Authorities, and after incorporation and adoption of all comments, the Board shall approve the Concentration Reduction Plan, which approval shall be recorded in the Board meeting minutes. Thereafter, the Bank shall implement and fully comply with the Concentration Reduction Plan.

LENDING

7. Within 60 days from the effective date of this ORDER, the Bank shall revise, adopt, and implement its written lending and collection policy to provide effective guidance and control over the Bank’s lending function and credit functions, which implementation shall include the resolution of those exceptions enumerated in the Report. The written policy shall include specific guidelines for concentrations of credit, placing loans on nonaccrual status, limitations on interest reserves and deferred payment plans, procedures to ensure that the Bank performs appropriate underwriting prior to purchasing loan participations, and provisions which establish a written policy governing the Bank’s Other Real Estate portfolio. In addition, the Bank shall obtain adequate and current documentation for all loans in the Bank’s loan portfolio. Such policy and its implementation shall be in a form and manner acceptable to the Supervisory Authorities at the initial review and at subsequent examinations and/or visitations.

LOAN INTEREST RESERVES

8. Within 60 days from the effective date of this ORDER, the Board shall adopt and implement a policy limiting the use of Bank-funded loan interest reserves. Such policy shall confine the use of interest reserves to properly underwritten construction or development loans where development or building plans have specific timetables that commence within a reasonable time of the loan’s approval and that include realistic completion dates. Interest reserves shall be used only for payment of interest on development or constructions loans for projects that are progressing according to their timetables. Any proposed use of interest reserves shall be reported to the Board monthly. Interest reserves may be supplemented only with the prior written approval of the Board or a committee thereof, and the approval shall document a prudent reason for the supplement.

LOAN REVIEW

9. (a) Within 60 days from the effective date of this ORDER, the Bank shall adopt an effective internal loan review and grading system to provide for the periodic review of the Bank’s loan portfolio in order to identify and categorize the Bank’s loans, and other extensions of credit which are carried on the Bank’s books as loans, on the basis of credit quality. Such system and its implementation shall be satisfactory to the Supervisory Authorities at the initial review of the system, and at subsequent examinations and/or visitations. At a minimum, the grading system shall provide for the following:

(i) Specification of standards and criteria for assessing the credit quality of the Bank’s loans;

(ii) Application of loan grading standards and criteria to the Bank’s loan portfolio;

(iii) Categorization of the Bank’s loans into groupings based on the varying degrees of credit and other risks that may be presented under the applicable grading standards and criteria, but in no case will a loan be assigned a rating higher than that assigned by examiners at the last examination of the Bank without prior written notification to the Supervisory Authorities;

(iv) Assessment of the likelihood that each loan exhibiting credit and other risks will not be repaid according to its terms and conditions;

(v) Identification of any loan that is not in conformance with the Bank’s loan policy;

(vi) Identification of any loan which presents any unsafe or unsound banking practice or condition or is otherwise in violation of any applicable state or federal law, regulation, or statement of policy;

(vii) Requirement of a written report to be made to the Board and Audit Committee, if any, not less than quarterly after the effective date of this ORDER. The report shall identify the status of those loans that exhibit credit and other risks under the applicable grading standards/criteria and the prospects for full collection and/or strengthening of the quality of any such loans;

(viii) Specific policies governing Bank charge-offs of loans and underlying collateral taken to repay loans; and

(ix) Requirement of a monthly written report to the Board that identifies all loans made for interest only payments during the term of the loan or for a portion of time during the term of the loan.

(b) Within 90 days from the effective date of this ORDER, the Bank shall contract for an external loan review, which shall assess the accuracy of the Bank’s loan grading system, the quality of credit underwriting and administrative practices, and the correction of documentation weaknesses identified in the Report. The written findings of the external loan review shall be submitted to the Supervisory Authorities.

ALLOWANCE FOR LOAN AND LEASE LOSSES

10. (a) Immediately upon the issuance of this ORDER, the Board shall make a provision to replenish the Allowance for Loan and Lease Losses (“ALLL”), which as of the date of the examination was underfunded as set forth in the Report.

(b) The Bank shall accurately reflect the financial condition of the Bank in its Consolidated Reports of Condition and Income filed with the FDIC as of the reporting date.

(c) Within 60 days from the effective date of this ORDER, the Bank must determine the Bank’s ALLL reserve adequacy using Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 450 (Topic 450, “Contingencies”) and ASC 310-10-35 (Section 35, “Subsequent Measurement General,” of Subtopic 310-10). Provisions for loan losses must be based on the inherent risk in the Bank’s loan portfolio. The Bank must also adhere to the guidance set forth in the Interagency Policy Statement on the Allowance for Loan and Lease Losses, FIL-105-2006 (Dec. 13, 2006). The Board must document and support in writing any decision to not require provisions for ALLL in the Board meeting minutes.

(d) Within 60 days from the effective date of this ORDER, the Board shall review the adequacy of the ALLL and establish a comprehensive policy for determining the adequacy of the ALLL. For the purpose of this determination, the adequacy of the ALLL shall be determined after the charge-off of all loans or other items classified “Loss”. The policy shall provide for a review of the ALLL at least once each calendar quarter. Said review shall be completed in time to properly report the ALLL in the quarterly Consolidated Reports of Condition and Income. The review shall focus on the results of the Bank’s internal loan review, loan and lease loss experience, trends of delinquent and non-accrual loans, an estimate of potential loss exposure of significant credits, concentrations of credit, and present and prospective economic conditions. The review should include a review of compliance with ASC 450 (Topic 450, “Contingencies”) and ASC 310-10-35 (Section 35, “Subsequent Measurement General”, of Subtopic 310-10). The policy shall adhere to the guidance set forth in the Interagency Policy Statement on the Allowance for Loan and Lease Losses, FIL-105-2006 (Dec. 13, 2006). A deficiency in the ALLL shall be remedied in the calendar quarter it is discovered, prior to submitting the next Consolidated Report of Condition and Income, by a charge to current operating earnings. The Board meeting minutes for the meeting at which such review is undertaken shall indicate the results of the review. The Bank’s policy for determining the adequacy of the ALLL and its implementation shall be satisfactory to the Supervisory Authorities as determined at the initial review and at subsequent examinations and/or visitations.

TECHNICAL EXCEPTIONS

11. Within 60 days from the effective date of this ORDER, the Bank shall correct the technical exceptions listed in the Report. The Bank shall initiate and implement a program to ensure its credit files contain complete, adequate, and current documentation.

NO ADDITIONAL CREDIT

12. (a) Beginning with the effective date of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been charged off or classified, in whole or in part, “Loss”, or “Doubtful” and is uncollected. The requirements of this paragraph shall not prohibit the Bank from renewing credit already extended to a borrower after full collection, in cash, of interest due from the borrower.

(b) Additionally, during the life of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been classified, in whole or part, “Substandard”.

(c) The preceding limitations on additional credit shall not apply if the Bank’s failure to extend further credit to a particular borrower would be detrimental to the best interests of the Bank. Prior to the extension of any additional credit pursuant to this paragraph, either in the form of an extension or further advance of funds, such additional credit shall be approved by a majority of the Board or a designated committee thereof, who shall certify in writing that:

(i) The failure of the Bank to extend such credit would be detrimental to the best interests of the Bank, including an explanatory statement of why it would be detrimental to the Bank’s best interests;

(ii) The Bank’s position would be improved thereby, including an explanatory statement of how the Bank’s position would be improved; and

(iii) An appropriate workout plan has been developed and will be implemented in conjunction with the additional credit to be extended.

(d) The signed certification shall be made a part of the meeting minutes of the Board or its designated committee and a copy of the signed certification shall be retained in the borrower’s credit file.

(e) Any additional extensions of credit to classified borrowers made under this provision shall be reported at 90-day intervals with the other reporting requirements set forth in this ORDER. At a minimum, the 90-day reports shall included the name of the classified borrower, the amount of additional credit extended, and the total outstanding balance of credit extended to the classified borrower.

OTHER REAL ESTATE

13. Within 60 days from the effective date of this ORDER, the Board shall develop a written policy for managing the Other Real Estate of the Bank. Such policy shall be consistent with all applicable laws, regulations, and other regulatory guidelines regarding appraisals, including, but not limited to, the FDIC’s appraisal regulations as described in 12 C.F.R. Part 323, and Guidance on Other Real Estate, FIL-62-2008 (July 1, 2008). The Bank shall submit the policy to the Supervisory Authorities for review. The Bank shall approve the policy, which approval shall be recorded in the Board meeting minutes. Thereafter, the Bank shall implement and fully comply with the policy.

BUDGET

14. (a) Within 60 days from the effective date of this ORDER, the Bank shall implement a written plan and a comprehensive budget for all categories of income and expense for the calendar year ending 2012. The plan and budget required by this paragraph shall include formal goals and strategies, consistent with sound banking practices, and take into account the Bank’s other written policies in order to improve the Bank’s net interest margin, increase interest income, reduce discretionary expenses, control overhead, and improve and sustain earnings of the Bank. The plan shall include a description of the operating assumptions that form the basis for, and adequately support, major projected income and expense components. Thereafter, the Bank shall formulate such a plan and budget by November 30 of each subsequent year and submit the plan and budget to the Supervisory Authorities for review and comment by December 15 of each subsequent year. The plan and budget required by this ORDER shall be acceptable to the Supervisory Authorities at the initial review and at subsequent examinations and/or visitations.

(b) On a monthly basis, the Board shall evaluate the Bank’s actual performance in relation to the plan and budget required by this ORDER and shall record the results of the evaluation, and any actions taken by the Bank, in the minutes of the Board meeting at which such evaluation is undertaken. The actual performance compared to the budget shall be submitted to the Supervisory Authorities with the quarterly progress reports required by this ORDER.

STRATEGIC PLAN

15. (a) Within 90 days from the effective date of this ORDER, the Bank shall prepare and submit to the Supervisory Authorities an acceptable written business/strategic plan covering the overall operation of the Bank. At a minimum the plan shall establish objectives for the Bank’s earnings performance, growth, balance sheet mix, liability structure, capital adequacy, and reduction of nonperforming and underperforming assets, together with strategies for achieving those objectives. The plan shall also identify capital, funding, managerial, and other resources needed to accomplish its objectives. Such plan shall specifically provide for the following:

(i) Goals for the composition of the loan portfolio by loan type including strategies to diversify the type and improve the quality of loans held;

(ii) Goals for the composition of the deposit base including strategies to reduce reliance on volatile and costly deposits; and

(iii) Plans for effective risk management and collection practices.

(b) The Board shall approve the business/strategic plan, which approval shall be recorded in the Board meeting minutes for the meeting at which the business/strategic plan was approved.

INTEREST RATE RISK POLICY

16. Within 60 days from the effective date of this ORDER, the Bank shall develop and implement a written policy for managing interest rate risk in a manner that is appropriate to the size of the Bank and the complexity of its assets. The policy shall comply with the Joint Agency Policy Statement on Interest Rate Risk, FIL-52-96 (July 12, 1996), and the FFIEC Advisory on Interest Rate Management, FIL-2-2010 (Jan. 20, 2010), and shall be consistent with the comments and recommendations detailed in the Report. The policy shall include guidelines governing the means, by which the interest rate risk position will be monitored, the establishment of risk parameters, and periodic reporting to management and the Board regarding interest rate risk with adequate information provided to assess the level of risk. Such policy and its implementation shall be satisfactory to the Supervisory Authorities as determined at the initial review and at subsequent examinations and/or visitations.

LIQUIDITY AND FUNDS MANAGEMENT

17. (a) Within 60 days from the effective date of this ORDER, the Bank shall adopt and implement a written plan to improve liquidity, contingency funding, interest rate risk, and asset liability management.

(b) The plan shall incorporate the guidance contained in Liquidity Risk Management, FIL-84-2008 (Aug. 26, 2008). The plan shall provide restrictions on the use of brokered and internet deposits consistent with safe and sound banking practices.

(c) A copy of the plan shall be acceptable to the Supervisory Authorities at the initial review and at subsequent examinations and/or visitations. The Bank shall adopt, implement, and follow the plan, and its implementation shall be in a form and manner acceptable to the Supervisory Authorities at the initial review and at subsequent examinations and/or visitations.

(d) Beginning with the effective date of this ORDER, the Bank’s management shall review its liquidity position to ensure that the Bank has sufficient liquid assets or sources of liquidity to meet current and anticipated liquidity needs. This review shall include an analysis of the Bank’s sources and uses of funds (cash flow analysis). The results of this review shall be presented to the Board for review each month, with the review noted in the Board meeting minutes.

VIOLATIONS OF LAW AND/OR REGULATION

18. Within 60 days from the effective date of this ORDER, the Bank shall eliminate and/or correct all violations of laws, regulations, and/or contraventions of policy in the Report and shall adopt and implement appropriate procedures to provide for future compliance with all such applicable laws and regulations.

ASSET GROWTH

19. While this ORDER is in effect, the Bank shall notify the Supervisory Authorities at least 60 days prior to undertaking asset growth that exceeds 10 percent or more per annum or initiating material changes in asset or liability composition. In no event shall asset growth result in noncompliance with the capital maintenance provisions of this ORDER unless the Bank receives prior written approval from the Supervisory Authorities.

BROKERED DEPOSITS

20. Throughout the effective life of this ORDER, the Bank shall not accept, renew, or rollover any brokered deposit, as defined in 12 C.F.R. § 337.6(a) (2), unless it is in compliance with the requirements of 12 C.F.R. § 337.6(b) which governs the solicitation and acceptance of brokered deposits by insured depository institutions. The Bank shall comply with the restrictions on the effective yields on deposits as described in 12 C.F.R. § 337.6.

RESTRICTIONS OF CERTAIN PAYMENTS

21. (a) While this ORDER is in effect, the Bank shall not declare or pay dividends, bonuses, or make any other form of payment outside the ordinary course of business resulting in a reduction of capital, without the prior written approval of the Supervisory Authorities. All requests for prior approval shall be received at least 30 days prior to the proposed dividend or bonus payment declaration date (or at least 5 days with respect to any request filed within the first 30 days from the date of this ORDER) and shall contain, but not be limited to, an analysis of the impact such dividend or bonus payment would have on the Bank’s capital, income, and/or liquidity positions.

(b) During the term of this ORDER, the Bank shall not make any distributions of interest, principal or other sums on subordinated debentures, if any, without the prior written approval of the Supervisory Authorities.

PROGRESS REPORTS

22. Within 30 days from the end of the first quarter following the effective date of this ORDER, and within 30 days from the end of each quarter thereafter, the Bank shall furnish written progress reports to the Supervisory Authorities detailing the form and manner of any actions taken to secure compliance with this ORDER and the results thereof. Such reports shall include a copy of the Bank’s Consolidated Reports of Condition and of Income. Such reports may be discontinued when the corrections required by this ORDER have been accomplished and the Supervisory Authorities has released the Bank in writing from making further reports. All progress reports and other written responses to this ORDER shall be reviewed by the Board and made a part of the appropriate Board meeting minutes.

SHAREHOLDER DISCLOSURE

23. Within 30 days from the effective date of this ORDER, the Bank shall send a copy of this ORDER, or otherwise furnish a description of this ORDER, to its parent holding company. The description shall fully describe this ORDER in all material respects.

The provisions of this ORDER shall not bar, estop, or otherwise prevent the FDIC, the Bureau, or any other federal or state agency or department from taking any other action against the Bank or any of the Bank’s current or former institution-affiliated parties.

This ORDER shall be effective on the date of issuance.

The provisions of this ORDER shall be binding upon the Bank, its institution-affiliated parties, and any successors and assigns thereof.

The provisions of this ORDER shall remain effective and enforceable except to the extent that and until such time as any provision has been modified, terminated, suspended, or set aside in writing.

Issued Pursuant to Delegated Authority.

Dated this 3rd day of February, 2012.

By:	/s/ Thomas J. Dujenski
Thomas J. Dujenski
Regional Director
Division of Risk Management Supervision
Atlanta Region
Federal Deposit Insurance Corporation

The Commissioner of Virginia having duly approved the foregoing ORDER, and the Bank, through its Board, agree that the issuance of the said ORDER by the Federal Deposit Insurance Corporation shall be binding as between the Bank and the Bureau to the same degree and legal effort that such ORDER would be binding on the Bank if the Bureau had issued a separate ORDER that included and incorporated all of the provisions of the foregoing ORDER pursuant to the provisions of Va. Code Ann. Title 6.2-906 (2010).

Dated this 31st day of January, 2012.

By:	/s/ E. Joseph Face, Jr.
E. Joseph Face, Jr.
Commissioner of Financial Institutions
Commonwealth of Virginia